Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form 8-K/A of First Busey Corporation of our report dated March 8, 2017, with respect to the consolidated balance sheets of First Community Financial Partners, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the annual report on Form 10-K of First Community Financial Partners, Inc. for the year ended December 31, 2016.

/s/ CliftonLarsonAllen LLP

Oak Brook, Illinois

September 11, 2017